Exhibit 99.4

Paragon Offshore plc 3151 Briarpark Drive Suite 700 Houston, Texas 77042
PRESS RELEASE

PARAGON OFFSHORE ANNOUNCES AGREEMENT WITH BONDHOLDERS
AND REVOLVER BANKS TO RESTRUCTURE ITS BALANCE SHEET

ANNOUNCES SETTLEMENT UNDER WHICH NOBLE CORPORATION
WILL PROVIDE TAX BONDING AND ASSUME TAX LIABILITIES

●	Restructuring expected to eliminate more than $1.1 billion of debt and approximately $60 million of annual cash interest expense, positioning Paragon for long-term growth and success
●	Paragon operations to continue in the normal course
●	Existing equity holders will retain 65% of equity
●	Bondholders will exchange $984 million in senior unsecured notes for $345 million in cash plus 35% of equity; may receive deferred cash payments of up to $50 million based upon 2016 and 2017 consolidated EBITDA results
●	Revolver banks will receive a $165 million paydown on their loan in exchange for providing covenant and other relief
●	Noble Corporation to provide Mexican tax bonding and assume certain tax liabilities

HOUSTON, February 12, 2016 – Paragon Offshore plc (“Paragon” or the “company”) (OTC: PGNPF) today announced that it has entered into a Plan Support Agreement (the “PSA”) with an ad hoc committee representing approximately 77% in the aggregate of holders of Paragon’s 6.75% senior unsecured notes maturing July 2022 and 7.25% senior unsecured notes maturing August 2024 (together, the “Bondholders”) to support a restructuring of Paragon’s balance sheet. Furthermore, a group comprising approximately 89% of the amounts outstanding (“Revolver Lenders”) under Paragon’s Senior Secured Revolving Credit Agreement (the “Revolving Credit Agreement”) has also signed the PSA in support of the company’s restructuring efforts. Under the terms of the PSA, the company will significantly reduce its debt and receive certain covenant relief, positioning Paragon for long-term growth and success.  Approval of the transaction by the Revolver Lenders and the Bondholders will require that 2/3 in principal amount and 1/2 in number of those voting in each class to approve the transaction.

Randall D. Stilley, President and Chief Executive Officer of Paragon, said, “We are extremely pleased to have reached agreements that will allow Paragon to significantly reduce its debt while preserving majority ownership for existing equity holders.  With the help of our advisors and under the direction of an independent committee of our board of directors, the transaction, once implemented, will allow Paragon to eliminate more than $1.1 billion of debt and reduce annual cash interest payments by nearly $60 million, substantially increasing the strength of the company’s balance sheet.  We believe that successful completion of our financial restructuring will lead to an improved competitive stance, maintaining our status as the High-Quality, Low-Cost drilling contractor and positioning Paragon for long-term growth and success.  Importantly, Paragon will continue to operate as usual, paying our employees and vendors in the normal course while providing the same high level of service to our customers.”

Agreement to Restructure Balance Sheet

Under the terms of the PSA, the Revolving Credit Agreement will be modified in exchange for a cash paydown of the loan of $165 million.  The balance of the Revolving Credit Agreement following the payment, approximately $631 million, including approximately $87 million of outstanding letters of credit, will be extended in maturity and converted to a term loan due in 2021 at an interest rate of LIBOR plus 4.50% with a 1.00% percent LIBOR floor.  The company will be subject to a minimum liquidity covenant of $110 million throughout the term of the amended Revolving Credit Agreement.  The net leverage ratio and interest coverage covenants are suspended for 2016 and 2017, but will be reintroduced beginning in the first quarter of 2018.  Paragon and the Revolver Lenders have also agreed to certain other amendments to the Revolving Credit Agreement relating to mandatory prepayments, collateral and security, and other covenants and payment baskets.

In addition, holders of $457 million of the company’s 6.75% senior unsecured notes maturing July 2022 and holders of $527 million of the company’s 7.25% senior unsecured notes maturing August 2024 will collectively receive $345 million of cash.  Bondholders will also be entitled to receive additional cash payments (the “Contingency Payments”) if Paragon’s consolidated Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), as defined in the PSA, meets certain targets in 2016 and 2017.  If consolidated EBITDA equals or exceeds $209 million in 2016, the Bondholders will receive a cash payment of $20 million at the end of 2016.  For 2017, if consolidated EBITDA equals or exceeds $248 million but is less than $276 million, the Bondholders will receive a cash payment at the end of 2017 of $15 million; however, if EBITDA equals or exceeds $276 million, the Bondholders will receive a cash payment at the end of 2017 of $30 million.  Paragon will also issue equity to Bondholders such that Bondholders will own 35% of the company’s common equity upon the consummation of the restructuring.  Existing shareholders will retain ownership of 65% of the company’s common equity.  The Bondholder group will be entitled to appoint one additional member to the company’s board of directors following the financial restructuring.

The PSA contemplates that Paragon will implement the restructuring through a plan of reorganization that will be implemented by filing for voluntary relief under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the U.S. Bankruptcy Court in the District of Delaware on or before February 14, 2016.  Paragon expects to maintain sufficient liquidity throughout the restructuring process to maintain its business operations.  The company will continue to provide customers with safe, reliable, and efficient operations, and does not expect any impact on customers.   Vendors, as well as employees, will be paid in the normal course of business.

The PSA anticipates that the company’s Term Loan will not be impacted by the Chapter 11 process and that the Term Loan will remain in place under its original terms.

The company does not expect the terms and conditions of its previously announced sale-leaseback agreement related to the two heavy-duty, harsh-environment jackup units, Prospector 1 and Prospector 5, to be affected by the restructuring.

Settlement With Noble Corporation

Paragon also announced today that it has entered into a binding term sheet with respect to a definitive settlement agreement (the “Noble Agreement”) with Noble Corporation (“Noble”) (NYSE: NE).  Under the terms of the Noble Agreement, Noble will provide direct bonding in fulfillment of the requirements necessary to challenge tax assessments in Mexico relating to the Paragon Business for the tax years 2005 through 2010.

As previously disclosed, Paragon has contested or intends to contest these claims and may be required to post bonds while it defends these claims.  As of December 31, 2015, tax audit claims in Mexico relating to these periods totaled approximately $200 million, with audit claims for 2009 and 2010 yet to be received.

The Noble Agreement ensures that Noble will provide direct bonding support required to post any potential bonds.  Additionally, for any liability due following the defense of these Mexican tax claims, Noble has agreed to accept all of the ultimate tax liability for Noble legal entities and 50% of the ultimate tax liability for Paragon legal entities.  Paragon also has agreed to release Noble, fully and unconditionally, from any and all claims in relation to the separation of Paragon and Noble (the “Spin-Off”).

Prior to the execution of the Noble Agreement, all of the bonding requirements and tax liabilities in Mexico were the responsibility of Paragon under the Tax Sharing Agreement entered into between Noble and Paragon at the time of the Spin-Off in August 2014.  The Noble Agreement has been approved by the boards of directors of both companies, but remains subject to execution of a definitive settlement agreement and the approval of such definitive settlement agreement by the Court in a Chapter 11 proceeding.

“We believe the Noble Agreement is a positive outcome for all parties,” commented Mr. Stilley.  “For Paragon, the agreement eliminates a potentially significant capital requirement as we defend against these tax claims in Mexico and reduces our ultimate exposure to such claims.”

Additional Information

Details of the agreements can be found in the Current Report on Form 8-K that Paragon expects to file today.  Additional information will be available on Paragon’s website at www.paragonoffshore.com or by calling Paragon’s Restructuring Hotline at 1-888-369-8935.

Weil, Gotshal & Manges LLP is serving as legal counsel to Paragon and Lazard is serving as financial advisor.

Forward-Looking Disclosure Statement

This document contains forward-looking statements. Statements regarding any agreements reached with debtholders and Noble, including the PSA, the Noble Agreement, Paragon’s ability to implement the proposed transaction through Chapter 11, Paragon’s capital structure and competitive position following emergence from Chapter 11, the Chapter 11 process including timing and steps, and implications for customers, suppliers, shareholders, and employees, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon's annual report on Form 10-K for the fiscal year ended December 31, 2014, Paragon’s most recently filed report on Form 10-Q, and in Paragon's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Paragon Offshore

Paragon is a global provider of offshore drilling rigs.  Paragon’s operated fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, and six floaters (four drillships and two semisubmersibles). Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.

For additional information, contact:

For Investors	Lee M. Ahlstrom
& Media:	Senior Vice President – Investor Relations, Strategy and Planning +1.832.783.4040